Exhibit (10.26)
Amendment to
S&P Global Inc. Employee Retirement Plan Supplement

The S&P Global Inc. Employee Retirement Plan Supplement (the “SPG ERP Supplement”), amended and restated effective as of January 1, 2008, unless otherwise provided, is amended as provided below.

1.Effective January 1, 2020, Section 8.02 of the SPG ERP Supplement is amended by adding the following to the end thereof:
For the avoidance of doubt, notwithstanding anything to the contrary in this Plan, to the extent permitted by 409A of the Code, a distribution shall be made from the Plan to an individual other than the Participant to the extent necessary to comply with a domestic relations order (as defined in Code Section 414(p)(1)(B)) as determined by the Plan Administrator in his or her sole discretion.

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Except as set forth herein, the SPG ERP Supplement remains in full force and effect.